Exhibit 99.2

Arch Chemicals, Inc.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On March 31, 2010, Arch Chemicals, Inc. (the “Company”), and certain of its subsidiaries completed the previously announced sale of the operations of the Industrial Wood Coatings business (the “Business”) to The Sherwin-Williams Company (“Sherwin-Williams”) and certain of its subsidiaries. The aggregate cash purchase price was approximately EUR 39.9 million. The transaction sales price is subject to a final post-closing working capital adjustment.

The transaction includes the Business’ operations located in Italy, France, United Kingdom, Spain, North America and Singapore.

The following unaudited pro forma condensed financial statements reflect the disposition of the Company’s Industrial Wood Coatings business. The unaudited Pro Forma Condensed Balance Sheet gives effect to the disposition as if it had occurred on December 31, 2009. The unaudited Pro Forma Condensed Statements of Income for the years ended December 31, 2009, 2008 and 2007, give effect to the disposition as if it had occurred on January 1, 2009, 2008 and 2007, respectively.

The unaudited pro forma condensed financial information is based upon the historical consolidated financial statements and notes thereto of Arch Chemicals, Inc. and should be read in conjunction with the historical financial statements and the accompanying notes of Arch Chemicals, Inc. included in the December 31, 2009 Form 10-K.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions, and therefore the actual results may differ from the pro forma results. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transaction as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the disposition had been completed at the dates indicated. The information does not necessarily indicate the future operating results or financial position of the Company.

Cautionary Statement Concerning Forward-Looking Statements

This pro forma financial information contains forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; no improvement or weakening in U.S., European and Asian economies; increases in interest rates; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; loss of key customers; the Company’s ability to maintain chemical price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; unexpected changes in the antidumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; ability to obtain financing at attractive rates; financial market disruptions that impact our customers or suppliers; and gains or losses on derivative instruments.

ARCH CHEMICALS, INC.

Pro Forma Condensed Consolidated Balance Sheet

December 31, 2009

(Unaudited)

(In millions, except per share amounts)

	Historical Arch	Disposition(1)	Pro Forma Adjustments(2)		Disposition Subtotal	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$70.1	$44.5	$(44.5	) a	$—	$70.1
Accounts receivable, net	161.3	(34.7)	—		(34.7)	126.6
Short-term investment	76.0	—	—		—	76.0
Inventories, net	171.1	(25.2)	—		(25.2)	145.9
Other current assets	16.3	(1.9)	—		(1.9)	14.4

Total current assets	494.8	(17.3)	(44.5)		(61.8)	433.0
Investments and advances - affiliated companies at equity	2.0	—	—		—	2.0
Property, plant and equipment, net	214.9	(38.8)	—		(38.8)	176.1
Goodwill	205.8	—	—		—	205.8
Other intangibles	180.3	(24.2)	—		(24.2)	156.1
Other assets	112.7	0.2	—		0.2	112.9

Total assets	$1,210.5	$(80.1)	$(44.5)		$(124.6)	$1,085.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$11.1	$—	$(0.5	) a	$(0.5)	$10.6
Current portion of long-term debt	21.9	—	—		—	21.9
Accounts payable	148.0	(31.2)	—		(31.2)	116.8
Accrued liabilities	84.2	(6.4)	—		(6.4)	77.8

Total current liabilities	265.2	(37.6)	(0.5)		(38.1)	227.1
Long-term debt	257.7	—	(44.0	) a	(44.0)	213.7
Other liabilities	282.7	(18.2)	—		(18.2)	264.5

Total liabilities	805.6	(55.8)	(44.5)		(100.3)	705.3
Commitments and contingencies
Shareholders’ equity:
Common stock	25.0	—	—		—	25.0
Additional paid-in capital	461.4	—	—		—	461.4
Retained earnings	91.2	7.3	—		7.3	98.5
Accumulated other comprehensive loss	(172.7)	(31.6)	—		(31.6)	(204.3)

Total shareholders’ equity	404.9	(24.3)	—		(24.3)	380.6

Total liabilities and shareholders’ equity	$1,210.5	$(80.1)	$(44.5)		$(124.6)	$1,085.9

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

ARCH CHEMICALS, INC.

Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2009

(Unaudited)

(In millions, except per share amounts)

	Historical Arch	Disposition(1,2,3)		Pro Forma Adjustments(2)		Disposition Subtotal	Pro Forma Combined
Sales	$1,391.9	$(147.1)		$—		$(147.1)	$1,244.8
Cost of goods sold	979.3	(103.1)		—		(103.1)	876.2
Selling and administration	305.4	(38.7)		(0.2	) c	(38.9)	266.5
Research and development	22.7	(4.0)		—		(4.0)	18.7
Restructuring and other expense	1.1	—		—		—	1.1
Interest expense	13.7	(0.1)		(0.8	) b	(0.9)	12.8
Interest income	1.5	—		—		—	1.5

Income from continuing operations before taxes and equity in earnings of affiliated companies	71.2	(1.2)		1.0		(0.2)	71.0
Equity in earnings of affiliated companies	0.6	—		—		—	0.6
Income tax expense (benefit)	24.7	(2.3	) e	0.4	d	(1.9)	22.8

Income from continuing operations	$47.1	$1.1		$0.6		$1.7	$48.8

Income from Continuing Operations per Common Share:
Basic	$1.89						$1.95

Diluted	$1.88						$1.94

Weighted average common shares outstanding:
Basic	25.0						25.0

Diluted	25.1						25.1

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

ARCH CHEMICALS, INC.

Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2008

(Unaudited)

(In millions, except per share amounts)

	Historical Arch	Disposition(1,2,3)		Pro Forma Adjustments(2)		Disposition Subtotal	Pro Forma Combined

Sales	$1,492.1	$(191.9)		$—		$(191.9)	$1,300.2
Cost of goods sold	1,063.3	(140.3)		—		(140.3)	923.0
Selling and administration	295.5	(42.9)		(0.2	) c	(43.1)	252.4
Research and development	21.8	(4.5)		—		(4.5)	17.3
Other (gains) and losses	(1.8)	—		—		—	(1.8)
Restructuring and other expense	1.3	—		—		—	1.3
Impairment charge	25.8	(25.0)		—		(25.0)	0.8
Interest expense	14.2	(0.2)		(1.8	) b	(2.0)	12.2
Interest income	3.5	(0.1)		—		(0.1)	3.4

Income from continuing operations before taxes and equity in earnings of affiliated companies	75.5	20.9		2.0		22.9	98.4
Equity in earnings of affiliated companies	0.4	—		—		—	0.4
Income tax expense (benefit)	38.9	(2.5	) e	0.8	d	(1.7)	37.2

Income from continuing operations	$37.0	$23.4		$1.2		$24.6	$61.6

Income from continuing operations per common share:
Basic	$1.49						$2.48

Diluted	$1.49						$2.48

Weighted average common shares outstanding:
Basic	24.8						24.8

Diluted	24.9						24.9

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

ARCH CHEMICALS, INC.

Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2007

(Unaudited)

(In millions, except per share amounts)

	Historical Arch	Disposition(1,2)		Pro Forma Adjustments(2)		Disposition Subtotal	Pro Forma Combined

Sales	$1,487.6	$(187.2)		$—		$(187.2)	$1,300.4
Cost of goods sold	1,055.7	(134.0)		—		(134.0)	921.7
Selling and administration	309.7	(44.0)		(0.2	) c	(44.2)	265.5
Research and development	20.1	(4.5)		—		(4.5)	15.6
Other (gains) and losses	(12.8)	—		—		—	(12.8)
Restructuring and other expense	8.1	—		—		—	8.1
Impairment charge	7.9	—		—		—	7.9
Interest expense	17.1	(0.4)		(2.1	) b	(2.5)	14.6
Interest income	3.8	(0.1)		—		(0.1)	3.7

Income from continuing operations before taxes and equity in earnings of affiliated companies	85.6	(4.4)		2.3		(2.1)	83.5
Equity in earnings of affiliated companies	0.5	—		—		—	0.5
Income tax expense (benefit)	36.8	(3.9	) e	0.9	d	(3.0)	33.8

Income from continuing operations	$49.3	$(0.5)		$1.4		$0.9	$50.2

Income from continuing operations per common share:
Basic	$2.01						$2.05

Diluted	$2.00						$2.04

Weighted average common shares outstanding:
Basic	24.5						24.5

Diluted	24.7						24.7

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(in millions)

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed financial statements reflect the disposition of the Company’s Industrial Wood Coatings business. The unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the disposition as if it had occurred on December 31, 2009. The unaudited Pro Forma Condensed Consolidated Statements of Income for the years ended December 31, 2009, 2008 and 2007, give effect to the disposition as if it had occurred on January 1, 2009, 2008 and 2007, respectively.

These unaudited pro forma condensed consolidated financial statements are for information purposes only and are not necessarily indicative of the results of future operations or the actual results that would have been achieved had the sale been consummated during the periods indicated. The pro forma adjustments are based on the best information available to date, which may change as additional information is obtained.

Adjustment to eliminate the net assets sold to and liabilities assumed by Sherwin-Williams and to recognize the preliminary estimated gain which was determined as follows:

Cash Proceeds	$57.3
Estimated Working Capital Adjustment	(5.8)

Estimated Adjusted Proceeds	51.5
Estimated Transaction Costs	4.0
Net Assets Sold	68.8

Subtotal	(21.3)
Foreign Currency Translation Gains	31.6

Estimated Pre-Tax Gain	10.3
Estimated Tax Expense	3.0

Estimated Net Gain	$7.3

All amounts above reflect the exchange rates at December 31, 2009 (i.e. 1 Euro = $1.44).

The estimated after-tax gain is preliminary as the transaction is subject to a final working capital adjustment and includes estimates of expenses and other costs, including taxes, associated with the transaction. The Company has estimated the working capital adjustment to be $5.8 million as of December 31, 2009. The actual working capital adjustment will be based on the final working capital on the closing date.

The unaudited pro forma condensed consolidated financial statements assumes that the income taxes on the transaction and the transaction costs were paid at closing and have been net against the estimated adjusted proceeds.

2.	Pro Forma Assumptions and Adjustments

a.	Reflects the use of estimated net after-tax proceeds principally to pay-down the Company’s outstanding borrowings under its floating rate senior revolving credit facility as of December 31, 2009.

b.	Reflects the elimination of interest expense related to the pay-down of outstanding indebtedness with the estimated net after-tax proceeds at an estimated average effective interest rate, exclusive of fees, of 2.0%, 4.0% and 5.0% for the twelve months ended December 31, 2009, 2008 and 2007, respectively.

c.	Reflects adjustment for historical Corporate and Centralized Services costs related to the business sold that management has estimated will be eliminated as a result of the transaction.

d.	Pro forma adjustment for the estimated tax effects of the adjustment(s) discussed above.

e.	The effective tax rate differs from the business’ statutory rate principally due to the inability to recognize a tax benefit for losses in certain jurisdictions.

3.	Other

Included in the December 31, 2009, selling and administration costs are $1.7 million of transaction costs directly associated with the disposition of the Industrial Wood Coatings business.

Industrial Wood Coatings’ 2008 historical income statement included a $25.0 million impairment charge, which was principally related to goodwill.